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                                                                    EXHIBIT 99.1

JULY 2, 2002

TECHNOLOGY

EDS WITHDRAWS BID FOR CONTRACT
FROM P&G, CITING HEAVY RISKS

BY ELLIOT SPAGAT

Staff Reporter of THE WALL STREET JOURNAL

Electronic Data Systems Corp., facing increasing concerns about the risks and accounting issues tied to super-size contracts, said it withdrew its bid for a giant outsourcing contract from Procter & Gamble Co. The Plano, Texas, computer-services firm has been under scrutiny since WorldCom Inc., one of its largest customers, revealed last week that it inflated its financial results with improper accounting. Monday, EDS detailed its exposure to WorldCom for the first time, saying that it expects to have booked about $150 million in WorldCom revenue at June 30 for which it hasn't been paid. EDS said that $60 million of that figure hasn't yet been billed. Worries about WorldCom and EDS's other big contracts sent the company's shares down 18% Monday, or $6.70, to $30.45 in 4 p.m. New York Stock Exchange trading. EDS shares have plummeted 35% since WorldCom disclosed the accounting debacle last week.

Shares of International Business Machines Corp. fell on investor concern over some of Big Blue's long-term contracts with major customers that are in financial straits. Like EDS, IBM often signs large, multiyear contracts with big corporate customers to manage their computer networks or provide some other information-technology service.

IBM spokeswoman Carol Makovich declined to comment on the stock activity or specific customer relationships. At 4 p.m. in New York Stock Exchange composite trading, IBM shares were off $4.40, or 6.1%, at $67.60.

EDS got a boost from Standard & Poor's, which said Monday that the WorldCom issue won't have an impact on EDS's investment-grade debt rating.

However, the WorldCom blowup has focused more attention on how EDS books revenue and expenses from big projects. Under percentage-of-completion accounting, EDS books some revenue before it is billed, and spreads some expenses out during several years. That way, it doesn't post outsized losses in the early years, when costs are high, or lopsided gains in the final years, when money pours in. Karl Keirstead, an analyst at Lehman Brothers, said it is impossible to gauge the actual profits on EDS's massive deals.

"Ultimately, however, it comes down to a question of trust," Mr. Keirstead wrote in a note Monday to investors in which he raised his rating on EDS to strong buy from buy. "We are prepared to put a stake in the ground and declare that we believe in the integrity of the EDS management team and that the CFO and his reports are not playing accounting games to boost reported earnings."

The P&G deal, an unusually large project that is valued at about $1 billion a year, has been up for grabs since late last year. Withdrawing from the bidding will make it more difficult this year for EDS and its chief executive, Richard Brown, to reach his target of surpassing last year's contract signings of $31.4 billion.

P&G, the maker of Tide, Pampers and Crest, is asking its outsourcing partner to buy part of its operations and to take over about 80% its back-office functions, such as human resources, accounting, payroll and travel services, as well as computer services. "The risk profile was just too high," said EDS spokesman Jeff Baum.

A P&G spokesman said the company was "surprised" by EDS's withdrawal but that it still hopes to decide on a partner in the fall.

ACS will continue to pursue the project as long as it doesn't erode profits, said Mark King, ACS's chief operating officer.

Massive contracts have fueled revenue growth at EDS in recent years, but they require big upfront expenses, which cut into cash flow. Among EDS's big contracts are its October 1999 deal with WorldCom, in which EDS was to receive $6.4 billion over 11 years for running WorldCom computers and WorldCom was to get $6 billion over the same time for providing telecom services to EDS and its customers.

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WORLDCOM'S FALL

See complete coverage of WorldCom's troubles at wsj.com/WorldCom, including related articles, a clickable stock chart and an online discussion.

EDS's Outsourcing Deals
Deliver Big Revenue Growth
and Big Risks
07/01/02
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EDS said it is required to pay WorldCom as much as $600 million a year, depending on the services it uses. EDS said WorldCom's woes will hurt its ability to meet its obligations to WorldCom, because EDS sells WorldCom services to it customers. EDS said it believes it is entitled to relief from its contractual obligations and plans to talk to WorldCom about that. A WorldCom spokesman, Brad Burns, said the company had no plans to renegotiate the pacts.

EDS said WorldCom, under existing agreements, was expected to account for $160 million to $175 million in revenue and per-share earnings of three cents to four cents in each of the last two quarters of this year. EDS posted $21.54 billion in revenue last year.

Shares of other computer-services firms also slid Monday. Computer Sciences Corp. was off 13% at $41.68, and Perot Systems was down 13% to $9.50, all on the New York Stock Exchange.

-- Emily Nelson and Jerry Guidera contributed to this article.
WRITE TO Elliot Spagat at elliot.spagat@wsj.com